Generex Biotechnology Announces That FDA has Accepted the

Pre-IND Briefing Package for the Company’s Ii-Key- SARS-CoV-2 Vaccine and Will Provide a Written Response by August 24, 2020

-	FDA to provide written response with guidance on the proposed comprehensive clinical development program for Ii-Key- SARS-CoV-2 prophylactic peptide vaccine against COVID-19

MIRAMAR, FL, July 27, 2020 - Generex Biotechnology Corporation (www.generex.com) (OTCQB:GNBT) (http://www.otcmarkets.com/stock/GNBT/quote) today announced that the FDA has accepted their pre-IND briefing package for the Ii-Key-SARS-CoV-2 coronavirus prophylactic vaccine, and will provide a written response by August 24, 2020. Due to the significant number of submissions relating to COVID-19, the FDA is only providing written responses rather than conducting face-to-face or teleconferences for Pre-IND meetings.

The Ii-Key-SARS-CoV-2 is designed as a “Complete Vaccine” that has the potential to induce the T-Cell and antibody immune responses that can provide protective immunity with long-lasting immunologic memory against SARS-CoV-2 in a highly specific manner to ensure safety. With their response, the FDA will comment on the Phase I/II clinical trial plan and will provide guidance on the overall development program for the Ii-Key-SARS-CoV-2 vaccine.

Generex CEO, Joseph Moscato said, “We are pleased that the FDA has accepted our Pre-IND package and have committed the time and resources to review our Ii-Key-SARS-CoV-2 clinical trial plan. Our “Complete Vaccine” has the potential to provide an immediate antibody response and also a long-lasting neutralizing antibody response together with a CD4+ Th1 T-cell response to ensure immune system memory and long-term immunity from COVID-19. It is important to understand that for the last two decades, we have focused on the activation of the cellular CD4+ and CD8+ immune response that is essential for generating long-term memory immunity. While other vaccines target activation of the antibody response and hope to activate a cellular response, the Ii-Key technology directly charges the CD4+ T-cell response against target epitopes, and with the addition of B-cell epitopes in our Ii-Key screening program, we are developing a vaccine that activates neutralizing antibodies while eliminating those peptides that may cause antibody dependent disease enhancement (ADE) or cytokine storm, thereby providing a complete and safe immune response against SARS-CoV-2. We look forward to hearing back from the FDA about our proposed comprehensive development plan and will work with the Agency to define a clear path to commercialization for our Ii-Key-SARS-CoV-2 vaccine. We will keep our investors informed as the program progresses.”

About Generex Biotechnology Corp.

Generex Biotechnology is an integrated healthcare holding company with end-to-end solutions for patient centric care from rapid diagnosis through delivery of personalized therapies. Generex is building a new kind of healthcare company that extends beyond traditional models providing support to physicians in an MSO network, and ongoing relationships with patients to improve the patient experience and access to optimal care.

About NuGenerex Immuno-Oncology

NuGenerex Immuno-Oncology, a subsidiary of Generex Biotechnology, is a clinical stage oncology company developing immunotherapeutic peptide vaccines for cancer and infectious disease based on the CD4 T-Cell activation platform, Ii-Key. NuGenerex Immuno-Oncology (NGIO) has been spun out of Generex as a separate public company to advance the platform Ii-Key technology, particularly in combination with the immune checkpoint inhibitors for the treatment of cancer. NGIO is currently engaged in a Phase II clinical trial of its lead cancer immunotherapeutic vaccine AE37 in combination with pembrolizumab (Merck’s Keytruda®) for the treatment of triple negative breast cancer. The company has also turned its Ii-Key technology on infectious disease, responding to the coronavirus pandemic with a SARS-CoV-2 vaccine development program.

Cautionary Note Regarding Forward-Looking Statements

This release and oral statements made from time to time by Generex representatives in respect of the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plan," "believes," "will," "achieve," "anticipate," "would," "should," "subject to" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

Generex Contact:

Generex Biotechnology Corporation

Joseph Moscato

646-599-6222

Todd Falls

800-391-6755 Extension 222

investor@generex.com